Exhibit (d)(4)



                         Offer to Purchase for Cash
             Any and All Outstanding Preferred Depositary Units
             Representing Preferred Limited Partners' Interests
                                     in
                      FORUM RETIREMENT PARTNERS, L.P.
                                     at
                             $2.50 Net Per Unit
                                     by
                             FORUM GROUP, INC.


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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON TUESDAY, OCTOBER 31, 1995, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------



                                                            October 2, 1995

To Brokers, Dealers, Commercial Banks,
  Trust Companies, and Other Nominees:

     We are enclosing the material listed below relating to the offer by Forum Group, Inc., an Indiana corporation (the "Purchaser"), to purchase any and all of the outstanding preferred depositary units (the "Units") representing preferred limited partners' interests in Forum Retirement Partners, L.P., a Delaware limited partnership (the "Partnership"), at $2.50 per Unit, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase dated October 2, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

     We are asking you to contact your clients for whom you hold Units registered in your name (or in the name of your nominee) or who hold Units registered in their own names. Please bring the Offer to their attention as promptly as possible.

     Enclosed are copies of the following documents:

     1.   The Offer to Purchase dated October 2, 1995;

     2. The Letter of Transmittal to be used by holders of Units to tender Units;

     3. A form of letter which may be sent to your clients for whose accounts you hold Units registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     4.   Notice of Guaranteed Delivery;

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. Return envelope addressed to American Stock Transfer & Trust Company, the Depositary for the Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT, UNLESS EXTENDED, THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AS 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 31, 1995.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent for the Offer) for soliciting tenders of Units pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay all transfer taxes applicable to the purchase of Units pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

     Any requests for additional copies of the enclosed material and any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of the Offer to Purchase.

                                   Very truly yours,


                                   FORUM GROUP, INC.













                   _____________________________________

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER, ANY AFFILIATE OF THE PURCHASER, THE PARTNERSHIP, ANY AFFILIATE OF THE PARTNERSHIP, THE DEPOSITARY, OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.



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